UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): August 5, 2024
Commission File Number: 001-41715
Exact name of registrant as specified in its charter:
Beneficient

State or other jurisdiction of incorporation or organization:	IRS Employer Identification No.:
Nevada	72-1573705
Address of principal executive offices:
325 North St. Paul Street, Suite 4850 Dallas, Texas 75201
Registrant’s telephone number, including area code:
(214) 445-4700
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Shares of Class A common stock, par value $0.001 per share	BENF	Nasdaq Stock Market LLC
Warrants, each whole warrant exercisable for one share of Class A common stock, par value $0.001 per share, and one share of Series A convertible preferred stock, par value $0.001 per share	BENFW	Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2 of this chapter).
Emerging growth company    ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 8.01 Other Events
On July 29, 2024, the Texas State District Court, Dallas County 134th Judicial District (the “Court”) entered an order (the “Order”) vacating the previously disclosed arbitration award against Beneficient (the “Company”) in the aggregate amount of approximately $55.3 million in compensatory damages, including pre-judgment and post-judgement interest. As previously disclosed, on December 16, 2022, a former member (the “Claimant”) of the board of directors of Beneficient Management, L.L.C. initiated a private arbitration in the International Court of Arbitration of the International Chamber of Commerce, challenging the termination of certain equity awards under two incentive plans by the administrator of the incentive plans. On April 23, 2024, the sole arbitrator held that in terminating the Claimant’s equity awards, the Company had breached its contractual obligations, and as a result, awarded the Claimant $55.3 million in compensatory damages, including pre-judgment and post-judgement interest (the “Arbitration Award”). The Order vacated the Arbitration Award in its entirety. The Company was also asked to pay arbitration-related costs in the amount of approximately $0.1 million.
The Court directed the parties to file motions requesting any further relief that may be available within twenty days of the Order. The Company intends to vigorously defend itself in the event the Claimant seeks any additional relief in connection with the Order.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BENEFICIENT

Date:	August 5, 2024	By:	/s/ Gregory W. Ezell
Gregory W. Ezell
Chief Financial Officer